Exhibit 1.1

TRANSLATION

ARTICLES OF INCORPORATION OF CANON INC.

(as amended March 27, 2009)

Chapter I. General Provisions
Trade Name
     Article 1. The Company shall be called CANON KABUSHIKI KAISHA, which shall be indicated in English as CANON INC.
Objects
     Article 2. The objects of the Company shall be to engage in the following business:
(1)	Manufacture and sale of optical machineries and instruments of various kinds.

(2)	Manufacture and sale of acoustic, electrical and electronic machineries and instruments of various kinds.

(3)	Manufacture and sale of precision machineries and instruments of various kinds.

(4)	Manufacture and sale of medical machineries and instruments of various kinds.

(5)	Manufacture and sale of general machineries, instruments and equipments of various kinds.

(6)	Manufacture and sale of parts, materials, etc. relative to the products mentioned in each of the preceding items.

(7)	Production and sale of software products.

(8)	Manufacture and sale of pharmaceutical products.

(9)	Telecommunications business, and information service business such as information processing service business, information providing service business etc.

(10)	Contracting for telecommunications works, electrical works and machinery and equipment installation works.

(11)	Sale, purchase, leasing of real properties, contracting for construction works, design of buildings and supervision of construction works.

(12)	Manpower providing business, property leasing business and travel business.

(13)	Business relative to investigation, analysis of the environment and purification process of soil, water, etc.

(14)	Any and all business relative to each of the preceding items.
Location of Head Office
     Article 3. The Company shall have its head office in Ohta-ku, Tokyo.
Corporate Organizations
     Article 4. The Company shall have the following corporate organizations as well as a general meeting of shareholders and Directors:
(1)	Board of Directors;

(2)	Corporate Auditors;

(3)	Board of Corporate Auditors; and

(4)	Accounting Auditors.
Method of Giving Public Notice
     Article 5. Public notices of the Company shall be given in the Nihon Keizai Shimbun.
Chapter II. Shares
Number of Shares Issuable
     Article 6. The number of shares issuable by the Company shall be 3,000,000,000 shares.
Number of Shares Constituting One Unit
     Article 7. Number of shares constituting one unit of the Company shall be one hundred (100) shares.
     2. Shareholders who own Less-than-one-unit Shares of the Company may request that the Company sell a number of shares which, when added to the Less-than-one- unit Shares, would equal the number of shares constituting one unit; provided, however, that the Company is not obliged to do so if the Company does not own its own shares in the number which it is requested to sell.

Rights Regarding Less-than-one-unit Shares
     Article 8. Shareholders of the Company are not entitled to exercise any rights regarding their Less-than-one-unit Shares other than the rights described below:
(1)	The rights provided in each item of paragraph 2, Article 189 of the Corporation Law; and

(2)	The rights to request the sale of Less-than-one-unit Shares as provided in paragraph 2 of the preceding article.
Manager of the Register of Shareholders
     Article 9. The Company shall have a manager of the register of shareholders.
     2. The manager of the register of shareholders and its place of handling business shall be designated by resolution of the Board of Directors and a public notice shall be given of such matters.
     3. The preparation and keeping of the register of shareholders and the register of stock acquisition rights of the Company, and other operations relating to the register of shareholders and the register of stock acquisition rights shall be delegated to the manager of the register of shareholders and shall not be handled by the Company.
Regulations for Handling of Shares
     Article 10. Handling business relating to shares of the Company shall be governed by the regulations for the handling of shares to be established by the Board of Directors.
Acquisition of the Company’s Own Shares
     Article 11. Pursuant to the provision of paragraph 2, Article 165 of the Corporation Law, the Company may acquire the Company’s own shares by means of market transaction, etc. by resolution of the Board of Directors.
Chapter III. General Meeting of Shareholders
Convocation
     Article 12. The ordinary general meeting of shareholders shall be convened in March each year and the extraordinary general meeting of shareholders shall be convened whenever necessary.

     2. Unless otherwise provided by laws or ordinances, a general meeting of shareholders shall be convened by the Chairman-and-Director or the President-and-Director in accordance with a resolution of the Board of Directors.
     3. If the Chairman-and-Director and the President-and-Director are unable to act, such meeting shall be convened by another Director in accordance with the order prescribed in advance by the Board of Directors.
Record Date for Ordinary General Meeting of Shareholders
     Article 13. The Company shall regard the shareholders entitled to vote and written or recorded in the final register of shareholders as of the last day of each business year as the shareholders who are entitled to exercise their rights as shareholders at the ordinary general meeting of shareholders for such business year.
Chairmanship
     Article 14. The chairmanship of a general meeting of shareholders shall be assumed by the Chairman-and-Director or the President-and-Director.
     2. If the Chairman-and-Director and the President-and-Director are unable to act, such chairmanship shall be assumed by another Director in accordance with the order prescribed in advance by the Board of Directors.
Method of Adopting Resolutions
     Article 15. Unless otherwise provided by laws or ordinances or by these Articles of Incorporation, resolutions at a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders entitled to exercise voting rights who are present at the meeting.
     2. As to the resolutions under paragraph 2, Article 309 of the Corporation Law, they shall be adopted by a vote of two-thirds or more of the voting rights at a general meeting of shareholders where the shareholders holding one-third or more of the voting rights of shareholders entitled to exercise voting rights at the general meeting of shareholders are present.
Exercise of Voting Rights by Proxy
     Article 16. Shareholders may exercise their votes by proxy. Provided, however, that such proxy shall be a single shareholder of the Company entitled to vote.

Chapter IV. Director and Board of Directors
Number
     Article 17. The Company shall have thirty (30) Directors or less.
Method of Election
     Article 18. The Directors shall be elected by resolution of a general meeting of shareholders where the shareholders holding one-third or more of the voting rights of shareholders entitled to exercise voting rights are present.
     2. The election of Directors shall not be made by cumulative voting.
Term of Office
     Article 19. The term of office of Directors shall expire at the end of the ordinary general meeting of shareholders for the business year ending within one (1) year after their election.
Representative Directors
     Article 20. Directors to represent the Company shall be selected by resolution of the Board of Directors.
Directors with Specific Titles
     Article 21. By resolution of the Board of Directors, the Company shall select a Chairman-and-Director, a President-and-Director and other Directors with specific titles.
Convening and Presiding of the Board of Directors
     Article 22. Unless otherwise provided by laws or ordinances, a meeting of the Board of Directors shall be convened and presided over by the Chairman-and-Director or the President-and-Director.
     2. If the Chairman-and-Director and the President-and-Director are unable to act, such meeting shall be convened and presided over by another Director in accordance with the order prescribed in advance by the Board of Directors.
     3. Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor at least three (3) days before the date of such meeting; provided, however that such period may be shortened in case of urgency.

Board of Directors
     Article 23. The Board of Directors shall be organized by all the Directors and, in addition to the matters provided by laws or ordinances or by these Articles of Incorporation, shall make decisions on the execution of important business of the Company.
     2. The Corporate Auditors of the Company are required to attend the Board meetings and express their opinions when they deem it necessary.
Omission of Resolution of Board of Directors
     Article 24. The Company shall deem that a resolution of the Board of Directors is adopted when it meets the requirements provided in Article 370 of the Corporation Law.
Regulations of the Board of Directors
     Article 25. The procedure for convening a meeting of the Board of Directors, method of adopting resolutions, etc. shall be governed, in addition to the matters provided by laws or ordinances or by these Articles of Incorporation, by the Regulations of the Board of Directors to be established by the Board of Directors.
Remuneration, etc.
     Article 26. The remuneration, bonuses and other financial benefits given by the Company in consideration of the performance of the duties (hereinafter “Remuneration, etc.”) of the Directors shall be determined by resolution of a general meeting of shareholders.
Chapter V. Corporate Auditor and Board of Corporate Auditors
Number
     Article 27. The Company shall have five (5) Corporate Auditors or less.
Method of Election
     Article 28. The Corporate Auditors shall be elected by resolution of a general meeting of shareholders where shareholders holding one-third or more of the voting rights of shareholders entitled to exercise voting rights are present.
Term of Office
     Article 29. The term of office of Corporate Auditors shall expire at the end of the ordinary general meeting of shareholders for the last business year ending within four (4) years after their election.

     2. The term of office of a Corporate Auditor elected to fill a vacancy shall expire with the expiration of the remaining term of office of the retired Corporate Auditor.
Full-Time Corporate Auditors
     Article 30. The Board of Corporate Auditors shall select from among the Corporate Auditors a full-time Corporate Auditor or Auditors.
Convening of the Board of Corporate Auditors
     Article 31. Notice of convocation of a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three (3) days before the date of such meeting; provided, however that such period may be shortened in case of urgency.
Board of Corporate Auditors
     Article 32. The Board of Corporate Auditors shall be organized by all the Corporate Auditors and, in addition to the matters provided by laws, shall make decisions on matters relating to the execution of the duties of the Corporate Auditors except to the extent that such decisions might impair any of the power of the Corporate Auditors.
Regulations of the Board of Corporate Auditors
     Article 33. The procedure for convening a meeting of the Board of Corporate Auditors, method of adopting resolutions, etc. shall be governed, in addition to the matters provided by laws or ordinances or by these Articles of Incorporation, by the Regulations of the Board of Corporate Auditors to be established by the Board of Corporate Auditors.
Remuneration, etc.
     Article 34. The Remuneration, etc. of Corporate Auditors shall be determined by resolution of a general meeting of shareholders.
Chapter VI. Accounting
Business Year
     Article 35. The business year of the Company shall be from January 1 to December 31 each year.

Dividends from Surplus
     Article 36. The Company shall pay year-end dividends to the shareholders or registered pledgees written or recorded in the final register of shareholders as of the last day of each business year.
     2. By resolution of the Board of Directors, the Company may distribute interim dividends to the shareholders or registered pledgees written or recorded in the final register of shareholders as of June 30 each year.
Supplementary Provisions
     Article 1. The preparation and keeping of the register of loss of share certificates of the Company, and other operations relating to the register of loss of share certificates shall be delegated to the manager of the register of shareholders and shall not be handled by the Company.
     Article 2. The preceding article and this article shall be deleted at the time when a period of one year has elapsed from January 6, 2009.
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